THOMPSON PLUMB FUNDS, INC.
AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT dated as of  the 30th  day of July, 2009, to the Custody Agreement, dated as of  July 31, 2005, as amended August 2, 2006 and January 24, 2008 (the "Agreement"), is entered into by and between Thompson Plumb Funds, Inc., a Wisconsin corporation (the "Corporation") and U.S. Bank, N.A., a national banking association (the "Custodian").

RECITALS

WHEREAS, the parties have entered into an Agreement; and

WHEREAS, the Corporation and the Custodian desire to amend the fees of the Agreement; and

WHEREAS, Article XIV, Section 14.2 of the Agreement allows for its amendment by a written instrument executed by both parties.

NOW, THEREFORE, the parties agree as follows:

Effective September 1, 2009, Exhibit D of the Agreement is hereby superseded and replaced in its entirety with Exhibit D attached hereto.

Article XIII, Section 13.1 is hereby superseded and replaced with the following:

13.1   Effective Period.  This Agreement shall become effective as of the date first written above and the initial term of this Agreement shall end on September 1, 2009.

Except to the extent amended hereby, the Agreement shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year first written above.

THOMPSON PLUMB FUNDS, INC.	U.S. BANK, N.A.

By: /s/ John W. Thompson	By: /s/ Michael R. McVoy

Name: John W. Thompson	Name: Michael R. McVoy

Title: President & Chief Executive Officer	Title: Vice President

Exhibit D
to the Custody Agreement – Thompson Plumb Funds, Inc.

Thompson Plumb Funds, Inc. Fee Schedule for the period 9/1/09 through 9/1/2010 DOMESTIC CUSTODY SERVICES

Annual Fee Based Upon Market Value Per Fund
1 basis point on fund assets for entire fund complex

Portfolio Transaction Fees
$  4.00 per book entry DTC transaction
$  4.00 per principal paydown
$  6.00 per short sale
$  7.00 per US Bank repurchase agreement transaction
$  8.00 per option/future contract written, exercised or expired
$10.00 per book entry Federal Reserve transaction
$15.00 per mutual fund trade
$25.00 per physical security transaction
$  8.00 per Cedel/Euroclear transaction
$  5.00 per disbursement (waived if U.S. Bancorp is Administrator)
$15.00 per Fed Wire
$15.00 per margin variation Fed wire
$150.00 per segregated account per year

•      A transaction is a purchase/sale of a security, free receipt/free delivery, maturity, tender or exchange.
•      Overdrafts – charged to the account at prime interest rate plus 2.
•      No charge for the initial conversion free receipt.

Chief Compliance Officer Support Fee*
$1,200 annually

Plus out-of-pocket expenses
Including, but not limited to, expensed incurred in the safekeeping, delivery and receipt of securities, shipping, transfer fees, extraordinary expenses based upon complexity and all other out-of-pocket expenses.